ENERGY TRANSFER EQUITY
REPORTS SECOND QUARTER RESULTS

Dallas - August 7, 2012 - Energy Transfer Equity, L.P. (NYSE:ETE) today reported financial results for the quarter ended June 30, 2012.
Distributable Cash Flow, as adjusted, was $158.2 million for the three months ended June 30, 2012, an increase of $33.7 million over the three months ended June 30, 2011. ETE's net income attributable to partners was $53.5 million for the three months ended June 30, 2012 as compared to $66.3 million for the three months ended June 30, 2011.
Distributable Cash Flow, as adjusted, was $286.9 million for the six months ended June 30, 2012, an increase of $37.2 million over the six months ended June 30, 2011. ETE's net income attributable to partners was $219.9 million for the six months ended June 30, 2012 as compared to $154.9 million for the six months ended June 30, 2011.
As of and during the three and six months ended June 30, 2012, ETE's financial position and operating results were impacted by the following transactions:

•
Southern Union Acquisition. On March 26, 2012, ETE completed the acquisition of Southern Union Company (“Southern Union”) for $5.4 billion of cash and ETE Common Units. As such, Southern Union was consolidated in ETE's financial statements as of March 26, 2012 and its cash flows were included in ETE's Distributable Cash Flow from March 26, 2012 to June 30, 2012. The cash portion of the Southern Union acquisition purchase price was $3.0 billion, which was funded with proceeds from a $2.0 billion senior secured term loan and with proceeds from the dropdown transaction discussed below.

•	Merger and Finance-related Expenses. In connection with the Southern Union acquisition the following expenses were incurred by ETE during the three and six months ended June 30, 2012:

•	$62.2 million in fees recognized during the first quarter of 2012 related to a bridge loan facility that ETE entered into to initially fund the cash consideration of the Southern Union merger;

•	$8.3 million and $38.2 million in merger-related costs that were accounted for in selling, general and administrative expenses during the three and six months ended June 30, 2012, respectively; and,

•	$53.1 million of net merger-related expenses incurred directly by Southern Union that were consolidated in to ETE's operating results during the first quarter of 2012.

•
Citrus Dropdown. Concurrent with the Southern Union acquisition, ETE completed the dropdown of Southern Union's 50% interest in Citrus Corp. (“Citrus”) to Energy Transfer Partners, L.P. (“ETP”) in exchange for approximately $1.9 billion in cash and $105.0 million of ETP common units. The cash proceeds from ETP were used in part to fund a portion of the Southern Union acquisition and to repay existing indebtedness at Southern Union. Citrus was reflected as an equity method investment on ETE's consolidated financial statements from the date of acquisition. In connection with this transaction, ETE also relinquished its rights to $220.0 million of the incentive distributions from ETP that it would otherwise be entitled to receive over 16 consecutive quarters.

•
Propane Contribution. On January 12, 2012, ETP completed the contribution of its retail propane operations to AmeriGas Partners, L.P. (“AmeriGas”) in exchange for approximately $2.7 billion, consisting of cash and AmeriGas common units, which resulted in the recognition of a $1.1 billion gain on deconsolidation in ETE's consolidated financial statements during the six months ended June 30, 2012, and ETE's consolidated financial statements now reflect ETP's equity method investment in AmeriGas.

•
Tender Offer. ETP used the cash proceeds from the propane contribution discussed above to repay borrowings under its existing revolving credit facility and to extinguish approximately $750.0 million in senior notes outstanding through a tender offer. As a result of the tender offer, a loss on extinguishment of debt of $115.0 million was recorded during the six months ended June 30, 2012 and recognized in ETE's consolidated statement of operations.

The Partnership has scheduled a conference call for 8:30 a.m. Central Time, Wednesday, August 8, 2012 to discuss its second quarter 2012 results. The conference call will be broadcast live via an internet web cast, which can be accessed through www.energytransfer.com and will also be available for replay on the Partnership's website for a limited time.
The Parent Company’s principal sources of cash flow are derived from (i) distributions related to its direct and indirect investments in the limited and general partner interests in ETP and Regency Energy Partners LP (“Regency”), including 100% of ETP's and Regency's incentive distribution rights, approximately 52.5 million of ETP's common units and approximately 26.3 million of Regency's common units and (ii) cash flow generated from its wholly owned subsidiary, Southern Union, which was acquired on March 26, 2012. The Parent Company's primary cash requirements are for general and administrative expenses, debt service requirements and distributions to its partners and holders of its Preferred Units.
Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-generally accepted accounting principle (“non-GAAP”) financial measure of Distributable Cash Flow. The accompanying schedules provide a reconciliation of this non-GAAP financial measure to its most directly comparable financial measure calculated and presented in accordance with GAAP. The Partnership's Distributable Cash Flow should not be considered as an alternative to GAAP financial measures such as net income, cash flow from operating activities or any other GAAP measure of liquidity or financial performance.

Distributable Cash Flow. The Partnership defines Distributable Cash Flow for a period as cash distributions expected to be received from ETP and Regency in respect of such period in connection with the Partnership's investments in limited and general partner interests of ETP and Regency, net of the Partnership's cash expenditures for general and administrative costs and interest expense. Subsequent to the acquisition of Southern Union on March 26, 2012, the Partnership's definition of Distributable Cash Flow also includes distributable cash flow related to Southern Union. The Partnership defines distributable cash flow for Southern Union as net income, adjusted for certain non-cash items, less maintenance capital expenditures. Non-cash items include depreciation and amortization, deferred income taxes, non-cash compensation expense, gains and losses on disposals of assets, the allowance for equity funds used during construction, and non-cash impairment charges.

Distributable Cash Flow is a significant liquidity measure used by the Partnership's senior management to compare net cash flows generated by the Partnership to the distributions the Partnership expects to pay its unitholders. Using this measure, the Partnership's management can compute the coverage ratio of estimated cash flows for a period to planned cash distributions for such period.

Distributable Cash Flow is also an important non-GAAP financial measure for our limited partners since it indicates to investors whether the Partnership's investments are generating cash flows at a level that can sustain or support an increase in quarterly cash distribution levels. Financial measures such as Distributable Cash Flow are quantitative standards used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is in part measured by its yield (which in turn is based on the amount of cash distributions a partnership can pay to a unitholder). The GAAP measure most directly comparable to Distributable Cash Flow is net income for ETE on a stand-alone basis (“Parent Company”). The accompanying analysis of Distributable Cash Flow is presented for the three and six months ended June 30, 2012 and 2011 for comparative purposes.

Distributable Cash Flow, as adjusted. The Partnership defines Distributable Cash Flow, as adjusted, for a period as cash distributions expected to be received from ETP and Regency in respect of such period in connection with the Partnership's investments in limited and general partner interests of ETP and Regency plus the distributable cash flow related to Southern Union (as described in the definition of Distributable Cash Flow above), net of the Partnership's cash expenditures for general and administrative costs and interest expense, excluding certain items, such as acquisition-related expenses. Due to the cash expenses that were incurred during the three and six months ended June 30, 2012 in connection with the Partnership's merger and acquisition activities, Distributable Cash Flow, as adjusted, for the three and six months ended June 30, 2012 and 2011 is a significant liquidity measure used by the Partnership's senior management to compare net cash flows generated by the Partnership to the distributions the Partnership expects to pay its unitholders. Using this measure, the Partnership's management can compute the coverage ratio of estimated cash flows for a period to planned cash distributions for such period. The GAAP measure most directly comparable to Distributable Cash Flow, as adjusted, is net income (loss) for the Parent Company on a stand-alone basis. The accompanying analysis of Distributable Cash Flow, as adjusted, is presented for the three and six months ended June 30, 2012 and 2011 for comparative purposes.

Energy Transfer Equity, L.P. (NYSE:ETE) is a publicly traded partnership, which owns the general partner and 100 percent of the incentive distribution rights (IDRs) of Energy Transfer Partners and approximately 52.5 million ETP limited partner units; and owns the general partner and 100 percent of the IDRs of Regency Energy Partners and approximately 26.3 million Regency limited partner units. ETE is also the parent of Southern Union Company. The ETE family of companies owns approximately 45,000 miles of natural gas and natural gas liquids pipelines. For more information, visit the Energy Transfer Equity, L.P. web site at www.energytransfer.com.

Energy Transfer Partners, L.P. (NYSE:ETP) is a publicly traded partnership owning and operating a diversified portfolio of energy assets. ETP has pipeline operations in Alabama, Arizona, Arkansas, Colorado, Florida, Louisiana, Mississippi, New Mexico, Utah and West Virginia and owns the largest intrastate pipeline system in Texas. ETP currently has natural gas operations that include approximately 24,000 miles of gathering and transportation pipelines, treating and processing assets, and three storage facilities located in Texas. ETP also holds a 70 percent interest in Lone Star NGL, a joint venture that owns and operates NGL storage, fractionation and transportation assets in Texas, Louisiana and Mississippi. ETP’s general partner is owned by ETE. For more information, visit the Energy Transfer Partners, L.P. web site at www.energytransfer.com.
Regency Energy Partners LP (NYSE: RGP) is a growth-oriented, midstream energy partnership engaged in the gathering and processing, contract compression, treating and transportation of natural gas and the transportation, fractionation, and storage of natural gas liquids. Regency also holds a 30% interest in Lone Star NGL LLC, a joint venture that owns and operates natural gas liquids storage, fractionation, and transportation assets in Texas, Louisiana and Mississippi. Regency's general partner is owned by ETE. For more information, visit the Regency Energy Partners LP Web site at www.regencyenergy.com.

Contacts
Investor Relations:             Media Relations:
Energy Transfer             Vicki Granado
Brent Ratliff                Granado Communications Group
214-981-0700 (office)            214-599-8785 (office)
214-498-9272 (cell)

-more-

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollars in thousands)
(unaudited)

	June 30, 2012	December 31, 2011
ASSETS

CURRENT ASSETS	$1,683,774	$1,455,444

PROPERTY, PLANT AND EQUIPMENT, net	21,907,865	14,558,562

ADVANCES TO AND INVESTMENTS IN AFFILIATES	4,574,293	1,496,600
LONG-TERM PRICE RISK MANAGEMENT ASSETS	40,846	26,011
GOODWILL	3,458,809	2,038,975
INTANGIBLES ASSETS, net	971,341	1,072,291
OTHER NON-CURRENT ASSETS, net	476,294	248,910
Total assets	$33,113,222	$20,896,793

LIABILITIES AND EQUITY

CURRENT LIABILITIES	$1,834,563	$1,841,313

LONG-TERM DEBT, less current maturities	17,959,464	10,946,864
SERIES A CONVERTIBLE PREFERRED UNITS	319,860	322,910
DEFERRED INCOME TAXES	1,936,150	217,244
LONG-TERM PRICE RISK MANAGEMENT LIABILITIES	246,242	81,415
OTHER NON-CURRENT LIABILITIES	312,712	26,958

COMMITMENTS AND CONTINGENCIES

PREFERRED UNITS OF SUBSIDIARY	72,370	71,144

EQUITY:
Total partners' capital	2,298,853	53,484
Noncontrolling interest	8,133,008	7,335,461
Total equity	10,431,861	7,388,945
Total liabilities and equity	$33,113,222	$20,896,793

ENERGY TRANSFER EQUITY, L.P. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Dollars in thousands, except per unit data)
(unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
REVENUES:
Natural gas sales	$635,597	$815,469	$1,140,207	$1,524,793
NGL sales	598,969	412,872	1,131,268	688,024
Gathering, transportation and other fees	600,806	456,797	1,101,768	869,053
Retail propane sales	11,637	220,296	87,082	748,762
Other	129,305	69,472	205,120	133,394
Total revenues	1,976,314	1,974,906	3,665,445	3,964,026
COSTS AND EXPENSES:
Cost of products sold	992,356	1,264,152	2,014,556	2,465,578
Operating expenses	260,517	222,717	435,422	443,413
Depreciation and amortization	221,767	148,530	382,968	287,786
Selling, general and administrative	122,950	78,946	271,212	142,445
Total costs and expenses	1,597,590	1,714,345	3,104,158	3,339,222
OPERATING INCOME	378,724	260,561	561,287	624,804
OTHER INCOME (EXPENSE):
Interest expense, net of interest capitalized	(281,255)	(181,517)	(494,585)	(349,446)
Bridge loan related fees	—	—	(62,241)	—
Equity in earnings of affiliates	22,463	28,819	97,695	54,260
Gain on deconsolidation of Propane Business	765	—	1,056,709	—
Losses on disposal of assets	(1,402)	(681)	(2,462)	(2,435)
Loss on extinguishment of debt	(7,821)	—	(122,844)	—
Gains (losses) on non-hedged interest rate derivatives	(44,668)	1,883	(17,178)	3,403
Other, net	17,891	2,811	31,197	(9,715)
INCOME BEFORE INCOME TAX EXPENSE	84,697	111,876	1,047,578	320,871
Income tax expense	10,175	5,224	11,754	15,127
NET INCOME	74,522	106,652	1,035,824	305,744
LESS: NET INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	21,024	40,367	815,904	150,819
NET INCOME ATTRIBUTABLE TO PARTNERS	53,498	66,285	219,920	154,925
GENERAL PARTNER’S INTEREST IN NET INCOME	132	205	638	479
LIMITED PARTNERS’ INTEREST IN NET INCOME	$53,366	$66,080	$219,282	$154,446
BASIC NET INCOME PER LIMITED PARTNER UNIT	$0.19	$0.30	$0.87	$0.69
BASIC AVERAGE NUMBER OF UNITS OUTSTANDING	279,955,578	222,972,708	253,343,028	222,963,741
DILUTED NET INCOME PER LIMITED PARTNER UNIT	$0.19	$0.30	$0.86	$0.69
DILUTED AVERAGE NUMBER OF UNITS OUTSTANDING	279,955,578	222,972,708	253,343,028	222,963,741

ENERGY TRANSFER EQUITY, L.P.
DISTRIBUTABLE CASH FLOW
(Tabular amounts in thousands)
(unaudited)
The following table presents the calculation and reconciliation of Distributable Cash Flow and Distributable Cash Flow, as adjusted, of Energy Transfer Equity, L.P.

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Cash distributions from ETP associated with: (1)
General partner interest	$4,919	$4,896	$9,833	$9,792
Incentive distribution rights	120,880	103,358	234,178	206,540
Limited partner interest	44,890	44,890	89,780	89,780
Total	170,689	153,144	333,791	306,112
IDR relinquishment related to Citrus Dropdown	(13,750)	—	(27,500)	—
Total cash distributions from ETP	156,939	153,144	306,291	306,112
Cash distributions from Regency associated with: (2)
General partner interest	1,322	1,287	2,646	2,556
Incentive distribution rights	2,074	1,338	4,149	2,452
Limited partner interest	12,083	11,820	24,165	23,509
Total cash distributions from Regency	15,479	14,445	30,960	28,517
Total cash distributions from ETP and Regency	172,418	167,589	337,251	334,629
Distributable cash flow attributable to Southern Union (including acquisition-related expenses) (3)	51,301	—	5,556	—
Deduct expenses of the Parent Company on a stand-alone basis:
Selling, general and administrative expenses, excluding non-cash compensation expense (4)	(10,286)	(11,950)	(41,267)	(13,705)
Interest expense, net of amortization of financing costs, interest income, and realized gains and losses on interest rate swaps (4)	(65,655)	(40,119)	(108,071)	(80,238)
Bridge financing costs	—	—	(62,241)	—
Distributable Cash Flow (5)	147,778	115,520	131,228	240,686
Acquisition-related expenses (4)	10,460	9,039	155,659	9,039
Distributable Cash Flow, as adjusted (5)	$158,238	$124,559	$286,887	$249,725

Cash distributions to be paid to the partners of ETE: (6)
Distributions to be paid to limited partners	$174,972	$139,358	$349,944	$264,206
Distributions to be paid to general partner	433	433	865	821
Total cash distributions to be paid to the partners of ETE (5)	$175,405	$139,791	$350,809	$265,027

Reconciliation of Non-GAAP “Distributable Cash Flow” and “Distributable Cash Flow, as adjusted” to GAAP “Net income attributable to partners":
Net income attributable to partners	$53,498	$66,285	$219,920	$154,925
Equity in income related to investments in ETP and Regency	(115,645)	(120,626)	(460,839)	(267,268)
Total cash distributions from ETP and Regency	172,418	167,589	337,251	334,629
Amortization included in interest expense (excluding ETP and Regency)	4,551	466	5,377	1,280
Fair value adjustment of ETE Preferred Units	(7,090)	1,530	(3,050)	16,570
Other non-cash (excluding ETP and Regency)	40,046	276	32,569	550
Distributable Cash Flow	147,778	115,520	131,228	240,686
Acquisition-related expenses (4)	10,460	9,039	155,659	9,039
Distributable Cash Flow, as adjusted	$158,238	$124,559	$286,887	$249,725

(1)
For the three months ended June 30, 2012, cash distributions expected to be received from ETP consist of cash distributions in respect of the quarter ended June 30, 2012 payable on August 14, 2012 to holders of record on August 6, 2012 and also take into consideration a reduction in incentive distributions of $13.8 million related to the Citrus Dropdown. For the three months ended June 30, 2011, cash distributions received from ETP consist of cash distributions paid on August 15, 2011 in respect of the quarter ended June 30, 2011.
For the six months ended June 30, 2012, cash distributions received or expected to be received from ETP consist of cash distributions paid on May 15, 2012 in respect of the quarter ended March 31, 2012 and cash distributions in respect of the three months ended June 30, 2012 payable on August 14, 2012 to holders of record on August 6, 2012. For the six months ended June 30, 2011, cash distributions received from ETP consist of cash distributions paid on May 16, 2011 in respect of the quarter ended March 31, 2011 and cash distributions paid on August 15, 2011 in respect of the quarter ended June 30, 2011.

(2)
For the three months ended June 30, 2012, cash distributions expected to be received from Regency consist of cash distributions in respect of the quarter ended June 30, 2012 payable on August 14, 2012 to holders of record on August 6, 2012. For the three months ended June 30, 2011, cash distributions received from Regency consist of cash distributions paid on August 12, 2011 in respect of the quarter ended June 30, 2011.

For the six months ended June 30, 2012, cash distributions received or expected to be received from Regency consist of cash distributions paid on May 14, 2012 in respect of the quarter ended March 31, 2012 and cash distributions in respect of the three months ended June 30, 2012 payable on August 14, 2012 to holders of record on August 6, 2012. For the six months ended June 30, 2011, cash distributions received from Regency consist of cash distributions paid on May 13, 2011 in respect of the quarter ended March 31, 2011 and cash distributions paid on August 12, 2011 in respect of the quarter ended June 30, 2011.

(3)	Distributable cash flow attributable to Southern Union was calculated as follows:

	Three Months Ended June 30, 2012	Period from Acquisition (March 26, 2012) to June 30, 2012
Net earnings (loss)	$11,725	$(26,782)
Amortization of finance costs charged to interest	(8,544)	(8,544)
Depreciation and amortization	74,476	79,199
Deferred income taxes	10,375	(1,558)
Non-cash equity-based compensation, accretion expense and amortization of regulatory assets	4,860	4,860
Other non-cash gains/revenues or losses/expenses	4,727	4,727
Earnings from unconsolidated investments	(672)	(684)
Distributions received from unconsolidated investments	2,358	2,358
Other, net	(175)	(191)
Maintenance capital expenditures	(47,829)	(47,829)
Distributable cash flow attributable to Southern Union	51,301	5,556
Acquisition-related expenses recognized by Southern Union	2,280	55,380
Distributable cash flow, as adjusted, attributable to Southern Union	$53,581	$60,936
Distributable cash flow attributable to Southern Union for the period from our acquisition to June 30, 2012 reflected above included change in control payments and legal and other outside service costs totaling $70.6 million offset by benefit plan curtailment gains of $15.3 million. The net amount of $55.3 million was included in acquisition-related expenses that were added back to calculate ETE's Distributable Cash Flow, as adjusted.

(4)
Transaction costs for the six months ended June 30, 2012 related to ETE's acquisition of Southern Union consisted of $62.2 million bridge financing costs, $38.2 million of selling, general and administrative expenses incurred by ETE and $55.3 million of merger-related expenses that were incurred directly by Southern Union.

(5)
For the six months ended June 30, 2012, total cash distributions to be paid to the partners of ETE exceeded ETE's Distributable Cash Flow and Distributable Cash Flow, as adjusted, primarily due to the timing of the Southern Union acquisition.   In connection with the Southern Union acquisition, ETE issued 56,982,160 million ETE Common Units on March 26, 2012, the unitholders of which received the first quarter 2012 distribution of $0.625 per unit and will receive the second quarter 2012 distribution of $0.625 per unit, as announced July 26, 2012.   However, ETE's Distributable Cash Flow and Distributable

Cash Flow, as adjusted, both reflect cash flows from Southern Union for the period from acquisition (March 26, 2012) through June 30, 2012 rather than the full six months.

(6)
For the three months ended June 30, 2012, cash distributions expected to be paid by ETE consist of cash distributions in respect of the quarter ended June 30, 2012 payable on August 17, 2012 to holders of record on August 6, 2012. For the three months ended June 30, 2011, cash distributions paid by ETE consist of cash distributions paid on August 19, 2011 in respect of the quarter ended June 30, 2011.

SUPPLEMENTAL INFORMATION
RESULTS OF OPERATIONS FOR SOUTHERN UNION COMPANY
(Tabular amounts in thousands)
(unaudited)
Supplemental Data
Following is a summary of Southern Union's results for the three and six months ended June 30, 2012 compared to the three and six months ended June 30, 2011. The results of Southern Union shown below include periods prior and subsequent to ETE's consolidation of Southern Union, which began upon the acquisition on March 26, 2012. Amounts shown below for the three and six months ended June 30, 2012 include both the pre-acquisition and post-acquisition periods. The results of Southern Union in the post-acquisition period were impacted slightly by the changes in the accounting basis of Southern Union's assets and liabilities to record such assets and liabilities at estimated fair value. This step-up in basis primarily impacted the depreciation, amortization, and interest expense recognized by Southern Union in the post-acquisition periods, which amounts were accordingly reflected in ETE's consolidated financial statements, and will continue to be impacted by the step-up in basis going forward.
Southern Union defines Segment Adjusted EBITDA as earnings before interest, taxes, depreciation, amortization and other non-cash items, such as non-cash compensation expense, unrealized gains and losses on unhedged derivative activities, and other non-operating income or expense items. Segment Adjusted EBITDA reflects amounts for less than wholly owned subsidiaries and unconsolidated affiliates based on Southern Union's proportionate ownership.
Segment Adjusted EBITDA may not be comparable to measures used by other companies and should be considered in conjunction with net earnings and other performance measures such as operating income or net cash flows provided by operating activities.

The following table presents Southern Union's Segment Adjusted EBITDA for each of the reportable segments reflected in Southern Union's consolidated financial statements, as well as a reconciliation of the total of Segment Adjusted EBITDA for all of Southern Union's segments to Southern Union's net earnings.

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
			Combined
Segment Adjusted EBITDA:
Transportation and storage segment	$115,919	$203,368	$268,350	$370,120
Gathering and processing segment	22,362	39,473	36,197	60,206
Distribution segment	23,314	12,027	47,000	44,304
Corporate and other activities	637	(1,044)	(20,251)	1,185
Total Segment Adjusted EBITDA	162,232	253,824	331,296	475,815
Depreciation and amortization	(74,476)	(59,295)	(135,743)	(118,622)
Unrealized gains (losses) on nonhedged derivative activities	—	331	—	(14,413)
Interest expense	(57,303)	(54,933)	(112,091)	(110,504)
Federal and state income tax expense	(10,858)	(25,588)	(21,795)	(44,230)
Non-cash equity-based compensation	(4,860)	(2,700)	(6,210)	(4,654)
Net gain on curtailment of OPEB plans	—	—	15,332	—
Other, net	175	224	475	366
Proportionate share of unconsolidated investments' interest, depreciation and allowance for funds used during construction	(3,185)	(52,090)	(48,129)	(63,323)
Net earnings	$11,725	$59,773	$23,135	$120,435

Southern Union's Segment Adjusted EBITDA decreased between periods primarily due to the impact of Southern Union's contribution of its investment in Citrus to ETP. For the three and six months ended June 30, 2012 compared to the same periods in the prior year, the contribution of the investment in Citrus resulted in a net reduction to transportation and storage Segment Adjusted EBITDA of $73.3 million and $49.4 million, respectively. For the six months ended June 30, 2012, the impact from the contribution of the investment in Citrus was offset by higher earnings from Citrus during the pre-contribution period due to the completion of an expansion project. For the six months ended June 30, 2012, Southern Union's Segment Adjusted EBITDA was also impacted by Southern Union's recognition of merger-related expenses of $2.2 million and $89.3 million for the three and six months ended June 30, 2012, respectively.

Southern Union's income tax expense decreased between periods primarily due to lower pretax earnings recorded in the period subsequent to the change in control.